LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is dated as of April 27, 2020, by and between CHESAPEAKE UTILITIES CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), and BANK OF AMERICA, N.A., a national banking association (the “Lender”).
RECITALS
A.The Borrower has applied to the Lender for a revolving line of credit facility in the maximum principal amount of Thirty-Five Million Dollars ($35,000,000), to be used by the Borrower for the uses specified in this Agreement.
B.The Lender is willing to make the revolving line of credit facility available to the Borrower upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENTS
NOW, THEREFORE, in consideration of the Loan described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Lender and the Borrower agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1     Certain Defined Terms.
As used in this Agreement, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Dover, Delaware.
“Cash Flow” means, with respect to any Person, for any period of determination an amount equal to net income, plus depreciation, amortization, taxes, interest expense, and rental and lease expenses.
“Consolidated Net Worth” means as of any date, the sum of the amounts that would be shown on a consolidated balance sheet of the Borrower and its Subsidiaries at such date for (a) capital stock, (b) capital surplus and (c) the other components of stockholders’ equity.
“Current Indebtedness” means with respect to any Person, all Indebtedness for borrowed money and all Indebtedness secured by any Lien existing on property owned by that Person (whether or not such Indebtedness have been assumed) which, in either case, is payable on demand or within one year from their creation, plus the aggregate amount of Guaranties by that Person of all such Indebtedness of other Persons, except: (a) any Indebtedness which is renewable or extendible at the option of the debtor to a date more than one year from the date of creation thereof; (b) any Indebtedness which, although payable within one year, constitutes principal payments on Indebtedness expressed to mature more than one year from the date of its creation and (c) Revolving Credit Loans (as such term is defined in the Syndicated Credit Agreement) and Guaranties of Revolving Credit Loans.
“Default” means an event which, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.
“Enforcement Costs” means all expenses, charges, costs and fees whatsoever (including, without limitation, reasonable outside and allocated in-house counsel attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of the Lender in connection with any or all of the Obligations, this Agreement and/or any of the other Financing Documents, including, without limitation, those costs and expenses more specifically enumerated in Section 7.3 (Costs, Expenses and Attorney’s Fees).

“Event of Default” has the meaning described in ARTICLE VI (Events of Default).
“Financial Statements” means the financial statements referred to in Section 3.6.
“Financing Documents” means this Agreement, any and all promissory notes and any and all other documents, instruments, guarantees, certificates, agreements, loan agreements, security agreements, guaranties, deeds of trust, mortgages, assignments or other contract with or for the benefit of the Lender, or securing or evidencing payment of any indebtedness of the Borrower, previously, simultaneously or hereafter executed and/or delivered by the Borrower, any guarantor and/or any other Person in connection with this Agreement or the Loan made hereunder, all as the same may be amended, modified, restated, substituted, extended and renewed at any time and from time to time.
“Funded Indebtedness” means with respect to any Person, without duplication: (a) its Indebtedness for borrowed money, other than Current Indebtedness; (b) its Indebtedness secured by any Lien existing on property owned by the Person (whether or not such Indebtedness have been assumed); (c) the aggregate amount of Guaranties of Indebtedness by the Person, other than Guaranties which constitute Current Indebtedness; (d) its Indebtedness under capitalized leases; (e) reimbursement obligations (contingent or otherwise) under any letter of credit agreement and (f) Indebtedness under any Interest Rate Hedges (as such term is defined in the Syndicated Credit Agreement); provided that the amount of such Indebtedness under any such Interest Rate Hedges on any date shall be deemed to be the Hedge Termination Value (as such term is defined in the Syndicated Credit Agreement) thereof as of such date.
“Funded Indebtedness to Total Adjusted Capitalization Ratio” means the ratio of (a) the aggregate principal amount of all outstanding secured and unsecured Funded Indebtedness of the Borrower plus secured and unsecured Funded Indebtedness of Subsidiaries (excluding Indebtedness owed by a Subsidiary to the Borrower of a Wholly-Owned Subsidiary) to (b) Total Adjusted Capitalization.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.
“Guaranty” of any Person means of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
“Hazardous Materials” includes all materials defined as hazardous wastes or substances under any environmental Laws, petroleum, petroleum products, oil and asbestos, and any substance the presence of which on any property now or hereafter controlled, owned or acquired by the Borrower is prohibited by any Law similar to those set forth in this definition; and any other substance which by Laws requires special handling in its collection, storage, treatment or disposal.
“Indebtedness” means as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any Commodity Hedges (as such term is defined in the Syndicated Credit Agreement), Interest Rate Hedges (as such term is defined in the Syndicated Credit Agreement), currency swap agreements or other similar agreements, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business), or (vi) any Guaranty of Indebtedness for borrowed money.
“Laws” means the collective reference to each and all laws, ordinances, statutes, rules, regulations, orders, injunctions, rule of common law, judicial interpretation, writs, or decrees of any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Loan” means the Revolving Loan.
“Material Adverse Effect” means a material adverse effect on (i) business, properties, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to pay or perform its obligations under this Agreement and the other Financing Documents as such payment or performance becomes due in accordance with the terms thereof; or (iii) the rights, powers and remedies of the Lender under this Agreement and the other Financing Documents.
“Note” means the Revolving Credit Note.
“Obligations” means all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of the Borrower to the Lender under, arising pursuant to, in connection with and/or on account of the Loan or the provisions of this Agreement and/or any of the other Financing Documents, including, without limitation, the principal of, and interest on, late charges, fees, Enforcement Costs, expenses (including, without limitation, reasonable attorneys’ fees), regardless of whether such indebtedness, duties, obligations, and liabilities be direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent; and also means any and all renewals, extensions and rearrangements of any such indebtedness, obligations and liabilities.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body (as such term is defined in the Syndicated Credit Agreement) or other entity.
“Revolving Credit Note” has the meaning described in Section 2.1.2 (Revolving Credit Note).
“Revolving Credit Termination Date” means the earlier of (a) October 31, 2020, and (b) the date on which the Lender’s obligation to make advances under the Revolving Loan is terminated by the Lender following an Event of Default.
“Revolving Loan” has the meaning described in Section 2.1.1 (Revolving Loan Amount).
“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.
“Syndicated Credit Agreement” shall mean that certain Credit Agreement dated as of October 8, 2015, by and among Chesapeake Utilities Corporation, as borrower, certain lending parties named therein, PNC Bank, National Association, as Administrative Agent, Swing Loan Lender and Issuing Lender, PNC Capital Markets LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, and Bank of America, N.A., as Syndication Agent, as amended or amended and restated from time to time.
“Total Adjusted Capitalization” means at any date, the aggregate amount at that date, as determined on a consolidated basis, of the Funded Indebtedness of the Borrower and its Subsidiaries, plus Consolidated Net Worth.
“Total Capitalization” means at any date, the aggregate amount at that date, as determined on a consolidated basis, of the Funded Indebtedness of the Borrower and its Subsidiaries, plus (without duplication) Current Indebtedness of the Borrower and its Subsidiaries plus Consolidated Net Worth.
“Total Indebtedness to Total Capitalization Ratio” means, as of any date of determination, the ratio of (a) Funded Indebtedness of the Borrower and its Subsidiaries, plus (without duplication) Current Indebtedness of the Borrower and its Subsidiaries on such date to (b) Total Capitalization on such date.
“Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State of Delaware.

Capitalized terms not otherwise defined herein shall have the meaning given to those terms in the Syndicated Credit Agreement.
Section 1.2    Accounting Terms and Other Definitional Provisions.
Unless otherwise defined herein, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise defined herein, all terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. The words “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are references to articles, sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Reference to any one or more of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified.
ARTICLE II
THE CREDIT FACILITIES
Section 2.1     Revolving Loan.
2.1.1     Revolving Loan Amount.
Subject to and upon the provisions of this Agreement, the Lender establishes a revolving credit facility in favor of the Borrower (the “Revolving Loan”). The outstanding principal balance of the Revolving Loan shall at no time exceed Thirty-Five Million Dollars ($35,000,000). The Lender’s obligation to make advances under the Revolving Loan shall terminate on the Revolving Credit Termination Date and, following a Default or an Event of Default under this Agreement, may be limited, suspended or terminated at the Lender’s sole and absolute discretion exercised from time to time.
2.1.2     Revolving Credit Note.
The Borrower’s obligation to repay the advances of the Revolving Loan shall be evidenced by a certain Promissory Note dated the same date as this Agreement (as it may be amended, modified, restated, substituted, extended and renewed at any time or from time to time, the “Revolving Credit Note”) in substantially the form attached to this Agreement as Exhibit A and in the face principal amount of Thirty-Five Million Dollars ($35,000,000) and having a maturity date, repayment terms and interest rate as set forth in the Revolving Credit Note. Each sum advanced to the Borrower by the Lender under the Revolving Loan shall be evidenced by a Revolving Loan confirmation in customary form (the “Revolving Loan Confirmation”). Subject to the terms and conditions of this Agreement, sums borrowed under the Revolving Loan and repaid may be readvanced.
2.1.3     Revolving Loan Procedures.
The Borrower may borrow under the Revolving Loan on any Business Day. The Lender will quote to the Borrower on a daily basis the currently available rates of interest for various maturities. If the Borrower wishes to borrow under the Revolving Loan, the Borrower shall by telephone advise the Lender the amount of the requested sum and shall execute and deliver a Revolving Loan Confirmation evidencing the borrowing, a copy of which shall be sent by facsimile transmission to the Lender at the address set forth herein no later than 2:00 p.m. (Eastern Standard Time) on the date of the borrowing. Following oral acceptance, advances under Revolving Loan shall be deposited to the Borrower’s demand deposit account with the Lender or shall be otherwise applied as directed by the Borrower, which direction the Lender may require to be in writing. If requested by the Lender, the Borrower shall state in the Revolving Loan Confirmation the purpose of the requested borrowing.
2.1.4     Use of Revolving Loan Proceeds.
The proceeds of the Revolving Loan shall be used for working capital, for capital expenditures, to fund acquisition of business opportunities, and for general corporate purposes.

Section 2.2     Reserved.
Section 2.3     General Provisions.
2.3.1     Use of Loan Proceeds.
The Borrower shall use the proceeds of the Loan solely for the purposes expressly permitted by this Agreement. Without implying any limitation on the foregoing, the Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.
2.3.2     Calculation of Interest.
All interest shall be calculated as specified in the Note. Any change in the interest rate on the Revolving Loan, as provided for in the Note, resulting from a change in the applicable rate index shall become effective as of the opening of business on the day on which such change in the applicable rate index is announced by the Lender.
2.3.3     Payment Absolute
All payments to the Lender in respect of the Obligations, including, without limitation, principal, interest, prepayments, and fees, shall be paid by the Borrower without setoff, recoupment or counterclaim to the Lender at the Lender’s office specified in the Note in immediately available funds not later than 12:00 noon, Eastern Standard Time, on the due date of such payment. All payments shall be applied to the Obligations in such order as is specified in the Note.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender, and shall be deemed to represent and warrant to the Lender at the time each request for an advance under the Loan is submitted and again at the time any advance is made under the Loan, as follows:
Section 3.1     Good Standing.
The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Borrower has the power and authority to own its property and to carry on its business in each jurisdiction in which the Borrower does business.
Section 3.2     Authority and Compliance.
The Borrower has full power and authority to execute and deliver the Financing Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of the Borrower. No consent or approval of any Governmental Authority or other third party is required as a condition to the validity of any Financing Document. The Borrower is in compliance with all Laws to which it is subject, except where noncompliance would not have a Material Adverse Effect.
Section 3.3     Binding Agreement.
This Agreement and the other Financing Documents executed by the Borrower constitute valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.
Section 3.4     No Conflicting Agreements.
The execution, delivery and performance by the Borrower of this Agreement and the other Financing Documents does not conflict with or violate the (i) the Certificate of Incorporation or Bylaws of the Borrower, (ii) any provision of any existing agreement, mortgage, indenture or contract binding on the Borrower, or (iii) any Laws applicable to the Borrower.
Section 3.5     No Defaults.
The Borrower is in compliance with its covenants and agreements in this Agreement and in the other Financing Documents. No Default or Event of Default has occurred and is continuing.

Section 3.6     Financial Statements and Other Information.
The audited financial statements of the Borrower as of December 31, 2019, have been prepared on a consolidated basis in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present the Borrower’s financial condition as of the date thereof. The unaudited financial statements of the Borrower as of September 30, 2019, have been prepared on a consolidated basis in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present the Borrower’s financial condition as of the date thereof, subject to normal year-end adjustments. There has been no material adverse change in the Borrower’s financial condition or operations since December 31, 2019. To the best of the Borrower’s knowledge, all factual information previously furnished by the Borrower to the Lender in connection with this Agreement and the other Financing Documents was accurate and complete in all material respects on the date as of which such information was delivered to the Lender and did not omit any material fact necessary to make such information not misleading. All factual information to be furnished by the Borrower to the Lender in connection with this Agreement and the other Financing Documents in the future will, to the knowledge of the Borrower, be accurate and complete in all material respects on the date as of which such information is delivered to the Lender and will not omit any material fact necessary to make such information not misleading.
Section 3.7     Information.
The information contained in Exhibit B, which is attached to and a part of this Agreement, is correct.
Section 3.8     Litigation.
Except as disclosed in notes to the Financial Statements, there is no proceeding involving the Borrower pending or, to the knowledge of the Borrower, threatened before any court or Governmental Authority, agency, instrumentality or arbitration authority, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
Section 3.9     Taxes and Other Obligations.
All taxes and assessments due and payable by the Borrower have been paid or are being contested in good faith by appropriate proceedings, and the Borrower has filed all material tax returns that it is required to file.
Section 3.10     Environmental Matters.
Except as disclosed in the notes to the financial statements identified in Section 3.6, to the knowledge of the Borrower, the conduct by the Borrower of its business operations does not violate any Laws for environmental protection, regulations of the U.S. Environmental Protection Agency or any other applicable Laws relating to the environment or Hazardous Materials, except where such violation would not have a Material Adverse Effect.
Section 3.11    Government Sanctions.
The Borrower represents that no obligor under the Financing Documents, nor any affiliated entities of any obligor under the Financing Documents, including in the case of any obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, director, officer, employee, agent, affiliate or representative of the Borrower or any other obligor under the Financing Documents is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any obligor under the Financing Documents located, organized or resident in a country or territory that is the subject of Sanctions.
The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.
Section 3.12    Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification most recently provided to the Lender, if applicable, is true and correct in all respects.
ARTICLE IV
CONDITIONS OF LENDING
In addition to the conditions stated elsewhere in this Agreement, the Lender shall not be obligated to consider or to make any advance under this Agreement, unless on the date of the advance is requested and on the date the advance is to be made:
Section 4.1     Representations and Warranties.
The representations and warranties contained in ARTICLE III (Representations and Warranties) are true and correct in all material respects as of such date.
Section 4.2     Compliance.
The Borrower is in compliance with all of the covenants and agreements contained in this Agreement and in the other Financing Documents.
Section 4.3     Default.
No Default or Event of Default has occurred and is continuing.
Section 4.4     No Adverse Changes.
There shall have been no material adverse change in the financial condition or business of Borrower since December 31, 2019.
Section 4.5     Documentation.
The Lender shall have received such Financing Documents, opinions, record searches, financial statements, assignments, waivers, certificates and other documents as the Lender may require, all in form and substance reasonably satisfactory to the Lender and its counsel.
Section 4.6     Fees and Expenses. The Borrower (i) has paid all fees charged by the Lender for the Loan as of the date this Agreement is signed, including, without limitation, a loan fee in an amount equal to $52,500 (the “Loan Fee”), which Loan Fee shall be paid by the Borrower on the date hereof, is fully-earned and is non-refundable, and (ii) shall pay all fees charged by the Lender as such fees become due hereafter, including, without limitation the cost, expenses and attorneys’ fees the Borrower is required to pay to Lender pursuant to Section 7.3 of this Agreement.
Section 4.7     Revolving Credit Unused Line Fee.
The Borrower shall pay to the Lender a monthly revolving credit facility fee (collectively the “Commitment Fees” and individually, a “Commitment Fee”) in an amount based upon the daily unused and undisbursed portion of the maximum committed amount under the Revolving Loan in effect from time to time accruing during each month multiplied by 0.35%.

The accrued and unpaid portion of the Commitment Fee shall be paid by the Borrower to the Lender on the first day of each month, commencing on the first such date following the date hereof, and on the Revolving Credit Termination Date.
Each request for an advance shall be deemed a representation by Borrower that the conditions of this Article have been met.
Section 4.8     KYC Information.
Upon the request of the Lender, the Borrower shall have provided to the Lender, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Lender if so requested.

ARTICLE V
COVENANTS
Until full payment and performance of all Obligations, the Borrower covenants and agrees that (without limiting any requirement of any other Financing Document):
Section 5.1    Affirmative Covenants.
5.1.1     Financial Statements and Other Information.
The Borrower will furnish to the Lender the following, which shall be in form and content reasonably satisfactory to the Lender:
(a)Within one hundred fifty (150) days after the close of the Borrower’s fiscal year, annual financial statements prepared on a consolidated basis in accordance with GAAP and audited by the Borrower’s independent certified public accountants reasonably acceptable to the Lender, commencing with the Borrower’s fiscal year ending on December 31, 2020.
(b)Within forty-five (45) days after the close of each of the Borrower’s fiscal quarters, a copy of the Borrower’s Form 10-Q filed with the Securities and Exchange Commission, commencing with the Borrower’s fiscal quarter ending on June 30, 2020.
(c)Within ninety (90) days after the end of each fiscal year, a copy of the Borrower’s Form 10-K filed with the Securities and Exchange Commission for the prior fiscal year, commencing with the Borrower’s fiscal year ending on December 31, 2020.
(d)Within ninety (90) days after the end of each fiscal year, a twelve-month capital budget showing the projected short term borrowings of the Borrower for the new fiscal year, commencing with the Borrower’s fiscal year ending on December 31, 2020.
(e)Such additional information, reports and statements respecting the business operations and financial condition of the Borrower, from time to time, as the Lender may reasonably require.
5.1.2     Accounting; Books and Records.
The Borrower will maintain a system of accounting that enables it to prepare its financial statement in accordance with GAAP, and permit the officers or representatives of the Lender, during normal business hours, to visit and inspect the Borrower’s books of account and other records, businesses and properties. Unless written notice of another location is given to the Lender, the Borrower’s books and records will be located at the Borrower’s chief executive office described on Exhibit B.
5.1.3     Existence and Compliance.
The Borrower will maintain its existence, good standing and qualification to do business wherever required, and will comply with all Laws, including, without limitation, the Employment Retirement Income Security Act of 1974, as amended from time to time, and environmental Laws applicable to it or to any of its property, business operations and transactions, except where any such noncompliance would not have a Material Adverse Effect.
5.1.4     Maintenance.
The Borrower will maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like, in each case, as it deems necessary or desirable for the operation of its business.
5.1.5     Insurance.
The Borrower will maintain insurance with responsible insurance companies as is customary for similarly situated businesses.
5.1.6     Taxes and Other Obligations.
The Borrower will pay when due all of its taxes and other governmental assessments as the same become due and payable, except to the extent the same are being contested in good faith and in a diligent manner by appropriate proceedings and against which adequate reserves are being maintained.
5.1.7     Hazardous Materials.

The Borrower will not use, and will use reasonable efforts to prevent any other party from using, any Hazardous Materials at any of the Borrower’s places of business or at any other property owned, controlled or operated by the Borrower except such materials as are incidental to the Borrower’s normal course of business, maintenance and repairs and which are handled in compliance with all applicable Laws. The Borrower agrees to permit the Lender, its agents, contractors and employees to enter and inspect any of the Borrower’s places of business or any other property of the Borrower at any reasonable times upon three (3) days prior notice for the purposes of conducting, at Lender’s expense, an environmental investigation and audit (including taking physical samples) to insure that the Borrower is complying with this covenant. The Borrower shall provide the Lender, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by the Borrower’s business operations within five (5) days of the Lender’s request therefor.
5.1.8     Notices.
(a)Environmental. The Borrower will promptly notify the Lender in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions against the Borrower instituted or threatened pursuant to any applicable Laws relating to any Hazardous Materials; and (b) all material claims made or threatened by any third party against the Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials.
(b)Adverse Matters. The Borrower will promptly notify the Lender in writing of (a) any condition, event or act that comes to its attention that is reasonably likely to have a Material Adverse Effect; or (b) the occurrence of any Default or Event of Default.
(c)Change in Information. The Borrower will provide the Lender not less than 30 days’ written notice prior to any change to the information set forth on Exhibit B.
5.1.9     Financial Covenants.
The Borrower will comply with the following financial covenant:
Maximum Funded Indebtedness to Total Adjusted Capitalization Ratio. The Borrower will not, as of the last day of each fiscal quarter of the Borrower, permit the Funded Indebtedness to Total Adjusted Capitalization Ratio to exceed 0.65:1.00, commencing with the Borrower’s fiscal quarter ending on June 30, 2020.
5.1.10    Patriot Act; Beneficial Ownership Regulation.
Promptly following any request therefor, to provide information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
ARTICLE VI
DEFAULT
Section 6.1     Events of Default.
The Borrower shall be in default under this Agreement and under each of the other Financing Documents upon the occurrence of any one or more of the following (each an “Event of Default”):
(a)there occurs any failure to pay (i) when due, any payment of principal or interest or (ii) within five days after the date due, any other Obligations;
(b)any representation or warranty made in this Agreement or in any other Financing Document shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect;
(c)the Borrower or any other obligor under the Financing Documents fails to timely and properly observe, keep or perform, any term, covenant, agreement or condition in this Agreement or in any of the other Financing Documents;
(d)the Borrower suspends or terminates its business operations or liquidates, dissolves or terminates its existence;
(e)the Borrower is in default in the payment of principal or interest on any indebtedness for borrowed money (other than the Loan) in excess of One Million Dollars ($1,000,000);

(f)the Borrower admits in writing its inability generally to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors;
(g)the Borrower is the subject of federal or state bankruptcy, insolvency, receivership or trustee proceedings; or
(h)an Event of Default (as defined therein) occurs under that certain First Amended and Restated Loan Agreement dated as of October 31, 2017, by and between the Borrower and the Lender (as may be amended, restated, modified, substituted, extended, and renewed from time to time).
Section 6.2     Rights And Remedies.
Upon the occurrence of Event of Default, the Lender may at any time thereafter exercise any one or more of the following rights, powers or remedies:
6.2.1     Acceleration.
The Lender may declare the Obligations to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which the Borrower hereby waives. Further, upon the occurrence of an Event of Default specified in Article VI, clause (f) or clause (g), the Lender’s commitment to make available the Revolving Loan and any agreement in any of the Financing Documents to provide additional credit shall immediately and automatically terminate and the unpaid principal amount of the promissory notes evidencing any of the Obligations (with accrued interest thereon) and all other Obligations then outstanding, shall immediately become due and payable without further action of any kind and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.
6.2.2     Further Advances.
Upon the occurrence of an Event of Default, the Lender may from time to time, without notice to the Borrower, suspend, terminate or limit any further loans or other extensions of credit under this Agreement and under any of the other Financing Documents.
6.2.3     Other Remedies.
The Lender may from time to time proceed to protect or enforce its rights by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws. The Lender is authorized to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of the Borrower now or at any time hereafter in the possession of or under the control or custody of, or on deposit with, the Lender.
ARTICLE VII
MISCELLANEOUS
The Borrower and the Lender further covenant and agree as follows, without limiting any requirement of any other Financing Document:
Section 7.1     Notices.
All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing, and hand delivered or sent by certified mail-return receipt requested or a nationally recognized overnight courier, addressed to the Borrower at the mailing address of the Borrower set forth on Exhibit B, which is attached to and a part of this Agreement, and to the Lender at the following address:
The Lender:    Bank of America, N.A.
4242 Six Forks Rd., Suite 1720
Raleigh, NC 27609
Attn: Keith T. Erazmus,
Senior Vice President

with a copy to:    Miles & Stockbridge P.C.
100 Light Street
Baltimore, MD 21202
Attn: Jeffrey W. Peyton, Esq.
or to such other address as any party may designate by written notice to the other party given in accordance with the provisions of this Section 7.1. Each such notice, request and demand shall be deemed given or made as follows:
(a)If sent by hand delivery, upon delivery;
(b)If sent by nationally recognized overnight courier service, on the Business Day next following the day on which the notice is delivered to such courier; or
(c)If sent by mail, upon the date of receipt.
Section 7.2     Cumulative Rights and No Waiver.
Each and every right granted to the Lender under any Financing Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of the Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right preclude any other or future exercise thereof or the exercise of any other right. The Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or future notice or demand in similar or other circumstances, unless expressly required in this Agreement or any other Finance Document. Without limiting the generality of the foregoing, the Lender may proceed against the Borrower with or without proceeding against any guarantor, surety, indemnitor or any other Person who may be liable for all or any part of the Obligations.
Section 7.3     Costs, Expenses and Attorney’s Fees.
The Borrower shall pay to the Lender, within 30 days of demand, the full amount of all expenses, charges, costs, taxes, and fees including, without limitation, reasonable outside counsel fees and all allocated costs of the Lender’s in-house counsel if permitted by applicable Laws, whether incurred prior to the institution of any suit or other proceeding or otherwise, incurred by or on behalf of the Lender in connection with the enforcement or collection of the Obligations and shall also pay to the Lender immediately interest thereon from the date that payment is due until paid in full at a per annum rate of interest equal at all times to the rate of interest permitted under any promissory note at any time evidencing any of the Obligations and designated by the Lender or the default rate of interest. The Lender may, at its option exercised from time to time, make an advance under the Revolving Loan to cover in whole or in part any amounts owed under this Agreement.
Section 7.4     Applicable Law.
This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the Laws of the State of Delaware, excluding the choice of laws principles thereof.
Section 7.5     Amendment; Other Provisions.
No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall be effective against the Lender unless the same shall be in writing and signed by an officer of the Lender, and then shall be effective only in the specified instance and for the purpose for which given. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Lender therefrom, shall be effective against the Borrower unless the same shall be in writing and signed by an officer of the Borrower, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon and shall inure to the benefit of the Borrower and the Lender, and their respective successors and assigns; however, no assignment or other transfer of the Borrower’s rights or obligations hereunder shall be made or be effective without the Lender’s prior written consent, nor shall it relieve the Borrower of any obligations hereunder. There is no third party beneficiary of this Agreement.
Section 7.6     Documents.

All documents, certificates and other items required under this Agreement to be executed and/or delivered to the Lender shall be in form and content satisfactory to the Lender and its counsel.
Section 7.7     Partial Invalidity.
The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Financing Document to any Person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.
Section 7.8     Indemnification as to Hazardous Materials.
The Borrower shall indemnify, defend and hold the Lender and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys’ fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from the Borrower’s business operations, any other property owned by the Borrower or in the surface or ground water arising from the Borrower’s business operations, or gaseous emissions arising from the Borrower’s business operations or any other condition existing or arising from the Borrower’s business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false, except to the extent that such claim, demand, suit, loss, damage, assessment, fine, penalty, cost or other expense results primarily from the Lender’s gross negligence or willful misconduct. The Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen’s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term “property damage” as used in this section includes, but is not limited to, damage to any real or personal property of the Borrower, the Lender, and of any third parties. The Borrower’s obligations under this section shall survive the repayment of the Loan.
Section 7.9     Survivability.
All covenants, agreements, representations and warranties made herein or in the other Financing Documents shall survive the making of the Loan and shall continue in full force and effect so long as any Loan or other Obligations are outstanding.
Section 7.10     Entire Agreement.
This Agreement is intended by the Lender and the Borrower to be a complete, exclusive and final expression of the agreements contained herein. Neither the Lender nor the Borrower shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.
Section 7.11     Headings.
The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
Section 7.12     NO ORAL AGREEMENT.
THIS WRITTEN AGREEMENT AND THE OTHER FINANCING DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 7.13     WAIVER OF TRIAL BY JURY.
THE BORROWER AND THE LENDER EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT, AND (B) ANY OF THE OTHER FINANCING DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF

TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE BY THE BORROWER AND THE LENDER, AND EACH HEREBY REPRESENTS TO THE OTHER THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH OF THE BORROWER AND THE LENDER HEREBY FURTHER REPRESENT TO THE OTHER THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
Section 7.14     Indemnification Generally.
The Borrower agrees to indemnify and hold harmless, the Lender, the Lender’s parent and Affiliates and the Lender’s parent’s and Affiliates’ officers, directors, shareholders, employees and agents (each and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, reasonable attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of the Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Financing Documents, or any other Event of Default; (b) the use by the Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against (i) the Borrower or any of its Affiliates by any other Person, or (ii) any Indemnified Party by the Borrower in connection with the transactions contemplated hereunder. Notwithstanding anything herein or elsewhere to the contrary, the Borrower shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of any Indemnified Party. Any amount payable to the Lender under this Section will bear interest at the rate of interest then applicable to the outstanding principal balance of the Loan from the due date until paid.
Section 7.15     Acknowledgement Regarding Any Supported QFCs.
To the extent that the Financing Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Delaware and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States.
(b)     As used in this Section 7.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 12 U.S.C. 5390(c)(8)(D).
[Signatures Begin on the Following Page]

BORROWER’S SIGNATURE PAGE TO LOAN AGREEMENT

The parties hereto have caused this Agreement to be executed under seal and delivered as of the day and year first above written.

CHESAPEAKE UTILITIES CORPORATION

By: ____________________________ (SEAL)
Name: Beth Cooper
Title: Executive Vice President and Chief Financial Officer

USA Patriot Act Notice.
Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

LENDER’S SIGNATURE PAGE TO LOAN AGREEMENT

The parties hereto have caused this Agreement to be executed under seal and delivered as of the day and year first above written.

BANK OF AMERICA, N.A.

By: __________________________ (SEAL)
Name: Keith T. Erazmus
Title: Senior Vice President
EXHIBIT A LOAN AGREEMENT
(Form of Revolving Credit Note)

[Attached]

EXHIBIT B TO LOAN AGREEMENT
The Borrower further represents and warrants to the Lender as follows:
(a)The exact legal name of Borrower is as stated in the initial paragraph to this Agreement.
(b)The Borrower’s Federal Tax Identification Number is: 51-0064146.
(c)The chief executive office of the Borrower is:
Street Address: 909 Silver Lake Blvd.
City or Town: Dover
State: Delaware
(d)The Borrower in fact manages the main part of its business operations at the executive office; and persons dealing with the Borrower would normally look for credit information at the executive office.
(e)The mailing address of the Borrower is:
P.O. Box 615, 909
Silver Lake Blvd.
Dover, DE 19904
(f)In the twelve years preceding the date hereof, the Borrower has not changed its name.